Mail Stop 6010


October 24, 2005



Jason C. S. Chang, Chief Executive Officer
ASE Test Limited
10 West Fifth Street
Nantze Export Processing Zone
Kaohsiung, Taiwan
Republic of China


	Re:	ASE Test Limited
		Form 20-F for the fiscal year ended December 31, 2004
		Forms 6-K for fiscal 2005
		File No.  0-28522


Dear Mr. Chang

	We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


								Sincerely,


								Martin F. James
								Senior Assistant Chief
Accountant




cc:	Richard K. Bonaparte, Esq.
	Davis, Polk & Wardwell
	By Facsimile    (212) 450-3519
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